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                                                                    Exhibit 99.1
SOUTHERN ENERGY HOMES, INC.
ADOPTS SHAREHOLDER RIGHTS PLAN
                                                           FOR IMMEDIATE RELEASE

Contact: James Stariha
         Chief Financial Officer
         (256) 747-8589

Addison, AL, /October 16, 2003- - - Southern Energy Homes, Inc. (NASDAQ: SEHI), announced today that its board of directors has adopted a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is similar to plans adopted by many other companies and was not adopted in response to any current attempt to acquire the Company.

Under the plan, Southern Energy Homes will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on November 3, 2003.

The Rights Plan is intended to protect the Company's shareholders against coercive or unfair takeover tactics, such as partial tender offers or share accumulations that might allow a third party to gain control of the Company without paying all shareholders a fair price for their shares. The Company is not aware of any present effort to acquire control of the Company but believes that the Rights Plan should provide for fair and equal treatment for all shareholders if an unsolicited attempt is made to acquire the Company. The Company said that the plan is also designed to enhance the ability of the board of directors to protect the interests of Southern Energy Homes shareholders. Although the Rights Plan will not prevent a takeover of the Company, it will encourage a third party interested in acquiring the Company to negotiate with the board.

Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $25. However, the rights are not immediately exercisable and will become exercisable only if certain events occur, including if a person or group acquires or announces a tender or exchange offer that would acquire 15 percent or more of the Company's common stock. If that happens, the rights will become exercisable by all rights holders, except the acquirer, for shares of Southern Energy Homes or shares of the third party acquirer having a value of twice the right's then-current exercise price, unless the Company redeems the rights for $0.001 per right.

Shareholders do not need to take any action at this time to receive the rights. Existing stock certificates will represent both the rights and the common shares. Further details of the Rights Plan are outlined in a letter that will be mailed to shareholders as of the record date, and a copy of the Rights Plan will be filed with the Securities and Exchange Commission as an exhibit to a Report on Form 8-K.

In a related announcement, the board of directors also announced that it plans to enter into change of control severance agreements with certain of its key executives, and plans to amend outstanding stock option agreements to provide that participants will be fully and immediately vested in the event of a change in control.

About Southern Energy Homes, Inc.

Southern Energy Homes, Inc. operates five home manufacturing facilities in Alabama and Texas, two retail

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sales centers in Alabama and three supply companies in Alabama. Currently marketed under four brand names, the Company's homes are sold in 22 states. In addition to its manufacturing, retail sales and component supply operations, the Company's operations also include an insurance segment.

Forward-Looking Statements

Forward-looking statements in this news release, including without limitation, statements using terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate, " "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology, relating to the Company's plans, beliefs and expectations, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all such forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those in such statements as a result of numerous uncertainties and risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Southern Energy Homes is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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